UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 27, 2020

Fortress Biotech, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-35366 (Commission File Number)	20-5157386 (IRS Employer Identification No.)

2 Gansevoort Street, 9th Floor

New York, New York 10014

(Address of Principal Executive Offices)

(781) 652-4500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	FBIO	Nasdaq Capital Market
9.375% Series A Cumulative Redeemable Perpetual Preferred Stock	FBIOP	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement

On August 27, 2020 (the “Closing Date”), Fortress Biotech, Inc. (the “Company”), as borrower, entered into a $60.0 million senior secured credit agreement (the “Agreement”) with Oaktree Fund Administration, LLC, as the administrative agent (in such capacity, the “Agent”), and the lenders from time to time party thereto. The Company borrowed the full amount under the Agreement on the Closing Date.

Under the terms of the Agreement, the loans bear interest at a fixed annual rate of 11.0%, payable quarterly, and mature on the fifth anniversary of the Closing Date. The Company is required to make quarterly interest-only payments until the maturity date, at which point the entire principal amount is due.

The Company may voluntarily prepay the amounts due under the Agreement at any time subject to a prepayment fee. Prior to the second anniversary of the Closing Date, the prepayment fee is equal to the amount of interest that would have been paid up to, but excluding, the second anniversary of the Closing Date (excluding interest amounts, if any, already paid), plus 3.0% of the principal amount of the loans being repaid. Thereafter until the third anniversary of the Closing Date, the prepayment fee equals 3.0% of the principal amount of the loans being repaid, and after the third anniversary and ending on or before the fourth anniversary, the prepayment fee equals 2% of the principal amount of the loans being repaid. After the fourth anniversary of the Closing Date, no prepayment fee is required. The Company is required to make mandatory prepayments of the loans with net cash proceeds from (i) certain asset sales, (ii) the sale of priority review vouchers by certain subsidiaries, and (iii) the receipt by the Company of any dividend or other distributions in cash from any of its subsidiaries in excess of $5.0 million other than in connection with (i) and (ii) (each of (i), (ii) and (iii), a “Monetization Event”). With respect to any mandatory prepayment of all or any portion of the loans in connection with a Monetization Event, the principal amount of the loans to be repaid is 20.0% of the net proceeds and the Company is also required to pay a prepayment fee on the aggregate outstanding principal amount of the loans being so repaid equal to (i) 6.0% on or prior to the first anniversary of the Closing Date, (ii) 4.5% at any time after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, (iii) 3.0% at any time after the second anniversary of the Closing Date but on or prior to the third anniversary of the Closing Date, and (iv) 2.0% at any time after the third anniversary of the Closing Date but on or prior to the fourth anniversary of the Closing Date. After the fourth anniversary of the Closing Date, no mandatory prepayment fee is required. Asset sales pertaining to certain subsidiaries may be subject to alternative specified mandatory prepayments of principal. The lenders may elect to receive warrants for common stock of the Company as an alternative to cash prepayments in some situations where a mandatory prepayment would otherwise be required.

The Agreement contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on indebtedness, liens, investments, mergers, dispositions, prepayment of other indebtedness, and dividends and other distributions, subject to certain exceptions. In addition, the Agreement contains certain financial covenants, including, among other things, (i) maintenance of minimum liquidity by the Company, and (ii) a minimum revenue test that is subject to certain exclusions. Failure of the company to comply with the financial covenants will result in an event of default, subject to certain cure rights of the Company.

The Agreement contains events of default that are customary for financings of this type, in certain circumstances subject to customary cure periods. Following an event of default and any cure period, if applicable, the Agent will have the right upon notice to accelerate all amounts outstanding under the Agreement, in addition to other remedies available to the lenders as secured creditors of the Company.

The Agreement grants a security interest in favor of the Agent, for the benefit of the lenders, in substantially all of the Company’s assets, except for certain interests in controlled foreign corporation subsidiaries of the Company, as collateral securing the Company’s obligations under the Agreement.

In connection with the Agreement, we granted warrants to the Agent and certain of its affiliates to purchase up to 1,749,450 shares of our common stock at a purchase price of $3.20 per share (the “Warrants”). The Warrants will expire on August 27, 2030 and may be net exercised at the holder’s election. The Company also agreed to file a registration statement on Form S-3 to register for resale the shares of common stock issuable upon exercise of the Warrants.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information provided in Item 1.01 of this Current Report on Form 8-K is incorporated by reference under this Item 2.03.

Item 3.02	Unregistered Sale of Equity Securities

The information contained in Item 1.01 of this Current Report on Form 8-K with respect to the Warrants is incorporated by reference under this Item 3.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Fortress Biotech, Inc.
(Registrant)

Date: August 28, 2020	By:	/s/ Lindsay A. Rosenwald, M.D.
Lindsay A. Rosenwald, M.D.
Chairman, President and Chief Executive Officer